EXHIBIT 99.1

Tenax Therapeutics Enrolls First Patient in Phase 3 LEVEL Study Evaluating TNX-103 (Oral Levosimendan) for the Treatment of Pulmonary Hypertension in Heart Failure with Preserved Ejection Fraction (PH-HFpEF)

Over 40 sites (U.S. and Canada) have agreed to participate in the LEVEL study

LEVEL is a randomized, controlled Phase 3 trial of 152 patients, and will recruit patients primarily from leading research centers with large PH-HFpEF populations

Tenax forecasts topline LEVEL data will be available second half of 2025

CHAPEL HILL, N.C., February 7, 2024 (GLOBE NEWSWIRE) -- Tenax Therapeutics, Inc. (Nasdaq: TENX), a specialty pharmaceutical company focused on identifying, developing and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need, today announced that the first patient has enrolled in the Company’s Phase 3 LEVEL Study (LEVosimendan to Improve Exercise Limitation in PH-HFpEF Patients) (NCT05983250).

“We are pleased to announce the enrollment of our first patient in the Phase 3 LEVEL study, and delighted we are progressing rapidly from identification to initiation of investigator sites,” said Chris Giordano, President and Chief Executive Officer of Tenax Therapeutics. “The Tenax team and our CRO and other research partners have worked tirelessly to reach this milestone. Our study is generating enthusiasm among North American cardiologists who treat PH-HFpEF. FDA has approved no drugs, to date, for this disease.”

As previously disclosed, the FDA does not require Tenax conduct a long-term, cardiovascular outcomes trial in this population, significantly reducing the costs and time for the registration of TNX-103. The extensive levosimendan patent estate includes protections through at least 2040 of all therapeutic doses of the proprietary oral formulation (TNX-103) being evaluated in LEVEL, as well as I.V. and subcutaneous formulations, in patients with PH-HFpEF. We believe this positions Tenax, and potential strategic partners, to maximize the commercial potential of this unique, first-in-class therapy.

“We are thrilled to be working with some of the largest, most prestigious cardiovascular research institutes in North America, if not the world,” said Stuart Rich, M.D., Chief Medical Officer of Tenax Therapeutics. “Nine of the ten investigators who randomized patients in our previous levosimendan study – at sites like Mayo, Harvard, Northwestern – have agreed to enroll patients in LEVEL. This reflects a growing interest among these academic medical experts in the novel mechanism of action of levosimendan, and a new approach to this disease.”

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The LEVEL study is the first of two planned Phase 3 studies that will evaluate TNX-103 (oral levosimendan) for the treatment of pulmonary hypertension in heart failure with preserved ejection fraction (PH-HFpEF). The LEVEL study will evaluate six-minute walking distance (6MWD) as the primary endpoint, and will enroll a total of 152 patients. The Phase 3 program for TNX-103 has been designed to exceed the minimal clinically important difference, and satisfy the U.S. Food and Drug Administration’s request for subject drug exposure of 300 patients for 6 months and 100 patients for 1 year (these are minimum requirements per ICH guidelines).

About the Phase 3 LEVEL Study (NCT05983250)

The LEVEL Study is a Phase 3, double-blind, randomized, placebo-controlled study of levosimendan in patients with PH-HFpEF. Approximately 152 subjects will be randomized in a 1:1 ratio to receive an oral dose of levosimendan or placebo 2 mg/day for Weeks 1 to 4 and 3 mg/day for Weeks 5 to 12. The primary outcome measure for the study is six-minute walk distance from Baseline to Week 12. All randomized subjects will have the option to enter the 92-week OLE following the completion of all study events at Week 12.

About Levosimendan (TNX-101, TNX-102, TNX-103)

Levosimendan is a unique potassium ATP channel activator and calcium sensitizer that affects the heart and vascular system through multiple mechanisms of action. Initially discovered and developed by Orion Corporation in Finland, intravenous levosimendan is approved in 58 countries outside the United States for use in hospitalized patients with acutely decompensated heart failure. Tenax Therapeutics has North American rights to develop and commercialize IV (TNX-101), subcutaneous (TNX-102), and oral (TNX-103) formulations of levosimendan. Results of Tenax Therapeutics’ Phase 2 HELP trial of levosimendan in patients with pulmonary hypertension (PH) and heart failure with preserved ejection fraction (HFpEF) demonstrated that IV levosimendan produces potent dilation of the central and pulmonary venous circulations which translates into an improvement in exercise capacity, a discovery that forms the basis for LEVEL, the Phase 3 investigation of Tenax Therapeutics’ potential groundbreaking therapy. To date, no other drug therapy has improved exercise tolerance in patients with PH associated with HFpEF, “a growing epidemic with high morbidity and mortality and no treatment. The clear unmet need and lethal nature of PH-HFpEF must be met with novel solutions at all levels of therapeutic development.” (AHA Scientific Advisory, “A Call to Action,” 2022).

About Tenax Therapeutics

Tenax Therapeutics, Inc. is a specialty pharmaceutical company focused on identifying, developing, and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need. The Company owns North American rights to develop and commercialize IV, subcutaneous, and oral formulations of levosimendan. Tenax Therapeutics also is developing a unique oral formulation of imatinib. For more information, visit www.tenaxthera.com. Tenax’s common stock is listed on The Nasdaq Stock Market LLC under the symbol “TENX”.

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Caution Regarding Forward-Looking Statements

Except for historical information, all the statements, expectations and assumptions contained in this press release are forward-looking statements. These forward-looking statements may include information concerning possible or projected future business operations. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: risks related to our business strategy, including the prioritization and development of product candidates; risks of our clinical trials, including, but not limited to, the timing, delays, costs, design, initiation, continued enrollment, and results of such trials; any delays in regulatory review and approval of product candidates in development; reliance on third parties, including Orion Corporation, our manufacturers and CROs; risks regarding the formulation, production, marketing, customer acceptance and clinical utility of our product candidates; our estimates regarding the potential market opportunity for our product candidates; the potential advantages of our product candidates; our competitive position; our ability to raise additional money to fund our operations for at least the next 12 months as a going concern; intellectual property risks; risks related to our continued listing on Nasdaq; our ability to maintain our culture and recruit, integrate and retain qualified personnel and advisors, including on our Board of Directors; volatility and uncertainty in the global economy and financial markets in light of the COVID-19 pandemic or similar health epidemics and geopolitical uncertainties such as in Ukraine; changes in legal, regulatory and legislative environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products; and other risks and uncertainties set forth from time to time in our SEC filings. Tenax Therapeutics assumes no obligation and does not intend to update these forward-looking statements except as required by law.

Contacts

Investor Contact:

John Fraunces

Managing Director

LifeSci Advisors, LLC

C: 917-355-2395, or

Brian Mullen

LifeSci Advisors, LLC

C: 203-461-1175

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